Exhibit (h)(vi)(B)

SCHEDULE A

TO THE MANAGEMENT SERVICES AGREEMENT

BETWEEN DIREXION FUNDS

AND RAFFERTY ASSET MANAGEMENT, LLC

Rafferty Asset Management, LLC (“RAM”) shall be paid 0.023% on the first $10 billion of the aggregate net assets of the Funds that are series of the Direxion Funds and the funds that are series of the Direxion Shares ETF Trust and then 0.022% on the aggregate net assets above $10 billion until October 31, 2017 and after November 1, 2017, RAM shall be paid 0.026% on the first $10 billion of the aggregate net assets of the Funds that are series of the Direxion Funds and the funds that are series of the Direxion Shares ETF Trust and then 0.024% on the aggregate net assets above $10 billion to provide the services listed on Schedule B to the Direxion Funds.

Direxion Funds

Direxion Monthly S&P 500® Bull 2X Fund
Direxion Monthly S&P 500® Bear 2X Fund
Direxion Monthly NASDAQ-100® Bull 2X Fund
Direxion Monthly Small Cap Bull 2X Fund
Direxion Monthly Small Cap Bear 2X Fund
Direxion Monthly Emerging Markets Bull 2X Fund
Direxion Monthly 7-10 Year Treasury Bull 2X Fund
Direxion Monthly 7-10 Year Treasury Bear 2X Fund

Direxion Monthly 25+ Year Treasury Bull 1.35X Fund
Direxion Monthly 25+ Year Treasury Bear 1.35X Fund

Direxion Monthly NASDAQ-100® Bull 1.25X Fund
Direxion Monthly NASDAQ-100® Bear 1.25X Fund

Direxion Monthly High Yield Bull 1.2X Fund

Direxion Indexed CVT Strategy Fund

Direxion Indexed Commodity & Income Strategy Fund

Hilton Tactical Income Fund

Dated: August 22, 2018

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